EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


      1.    Transmission Technology Corporation, a Nevada corporation.

      2.    CTC Wind Systems Corporaton, a Nevada corporation.

      3.    CTC Towers & Poles Corporation, a Nevada corporation.

      4.    CTC Cable Corporation, a Nevada corporation.